Flexsteel Industries, Inc. Announces Share Repurchase Transaction

Dubuque, Iowa – April 27, 2026 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today announced that it has entered into an agreement to repurchase approximately 1.28 million shares of its common stock at $47.00 per share from certain members of the Bertsch family, one of the Company’s founding families, in a privately negotiated transaction.

The shares to be repurchased represent approximately 24% of the Company’s outstanding common stock for an aggregate purchase price of approximately $60.2 million. The purchase price represents a 2.5% discount to the closing share price on April 24, 2026.

“This transaction aligns with our balanced capital allocation strategy and commitment to enhancing long-term shareholder value,” said Derek Schmidt, President and CEO. “We will continue to maintain a strong balance sheet and resilient operating model, and we believe Flexsteel is well positioned to execute our strategy, invest in organic growth initiatives and drive long-term shareholder value.”

Schmidt added, “Flexsteel is grateful for the support of the Bertsch family over multiple generations, and we deeply appreciate their many contributions to our success.”

“As our family has grown and expanded over multiple generations, we have decided to diversify our holdings for financial planning purposes,” said Brooks Bertsch, Flexsteel director and representative of the Bertsch family. “We are confident that Flexsteel is in a strong position and will continue to build on its success well into the future. It is an honor for our family to have grown as part of Flexsteel for over 130 years and the company will always hold a special place in our family’s heart.”

The transaction will be funded through a combination of existing cash and borrowings under the Company’s revolving credit facility and is scheduled to close on April 28, 2026. Following the transaction, the Company expects to maintain a strong balance sheet and liquidity position.

The transaction was reviewed, negotiated and approved by a special committee of independent directors (the “Special Committee”), and subsequently approved by the full Board of Directors, excluding Brooks Bertsch. The Special Committee was advised by independent legal and financial advisors.

Brooks Bertsch will resign from Flexsteel’s Board of Directors upon the close of the transaction.

Advisors

Faegre Drinker Biddle & Reath LLP served as legal advisor to the Special Committee and KeyBanc Capital Markets served as financial advisor to the Special Committee.

About Flexsteel

Flexsteel is one of the largest residential furniture manufacturers, importers, and marketers in the U.S., known for crafting comfortable, durable seating and timeless designs for rooms throughout the home. For more than 130 years, Flexsteel has built furniture with care, highlighted by its patented Blue Steel Spring technology that delivers lasting comfort and support. Today, Flexsteel products are available nationwide through retail partners and online channels, helping people create inviting, livable spaces they can enjoy for years to come.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause the Company’s results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com